EXHIBIT 99.1

                ESI Announces Fiscal 2005 Second Quarter Results

    PORTLAND, Ore.--(BUSINESS WIRE)--Dec. 22, 2004--Electro Scientific Industries, Inc. (Nasdaq:ESIO) today announced results for its fiscal 2005 second quarter ended November 27, 2004.
    Second quarter sales were $66.0 million, down 9% compared to first quarter sales of $72.6 million and up 44% compared to prior year second quarter sales of $45.8 million. Operating income for the quarter was $9.8 million, compared with operating income of $15.4 million in the first quarter and an operating loss of $3.0 million in the second quarter a year ago. Net income for the quarter was $7.9 million, or $0.28 per basic and diluted share, compared with net income of $10.6 million, or $0.38 per basic share and $0.36 per diluted share in the first quarter and a net loss of $4.9 million, or $0.17 per basic and diluted share in the second quarter a year ago.
    Included in the second quarter 2005 operating results were charges of $2.2 million resulting from the settlement and related legal costs for a patent infringement lawsuit.
    Net orders for the second quarter were $39.8 million, a decrease of 41% compared with $67.6 million in the first quarter and a decrease of 39% compared with $64.8 million in the second quarter of 2004. Backlog decreased $18.3 million to $49.9 million at November 27, 2004 from $68.2 million at August 28, 2004. Deferred revenue decreased this quarter to $9.4 million compared to $17.2 million at August 28, 2004.
    "We continued to experience a decline in business reflecting the industry-wide inventory correction," noted Nick Konidaris, ESI's president and chief executive officer. "The sequential order rate decreased, with customers in each of our three businesses delaying equipment purchases during the quarter. Product shipments were substantially higher than orders as prior backlog shipped during the quarter."
    Konidaris continued, "Despite ongoing adverse market conditions, the company performed capably in difficult times. We maintained 50% gross margins and delivered a fourth consecutive quarter of solid profitability while increasing our investment in R&D."
    Mike Dodson, ESI's chief financial officer added, "Gross margins of 50% during the quarter were comparable to 51% in the first quarter. The slight decrease in gross margins was due to lower overhead absorption on declining revenues as well as a change in sales mix, but these factors were largely offset by material cost reductions. Operating expenses were $23.1 million in the quarter, up from $21.4 million in the first quarter. Excluding the $2.2 million settlement for patent litigation and related costs charged in the second quarter, operating expenses were down slightly from the first quarter. The decrease was primarily due to lower variable selling expenses related to the decrease in revenues and was partially offset by higher research and development expenses resulting from additional funding for new capabilities and initiatives and the timing of project expenses."
    "Our balance sheet remains strong. Cash and investments were $338.1 million at the end of the quarter, up $0.9 million from the first quarter. Cash increased due to operating profits, but was largely offset by changes in working capital and litigation settlement payments," concluded Dodson.
    Konidaris added, "Although visibility is limited, the current industry slowdown could persist for several quarters. Given the high degree of uncertainty going forward, we have decided to take action proactively to streamline our infrastructure to increase agility, scalability and market innovation, while decreasing our break-even point. As a result, we will be reducing our workforce by approximately 9%. In addition to the restructuring, we have also initiated several new actions designed to improve the operating efficiency of the company. These efforts are focused on cycle time reductions, supplier quality engineering, design for manufacturability, as well as overall cost control measures throughout the organization. We believe these actions will make ESI a more nimble company that is better able to perform well in the months and years ahead."
    Charges relating to the restructuring will approximate $1.3 million and are expected to be incurred in the third quarter. Ongoing annual savings from these actions are currently estimated to be approximately $6 million.
    "Now I'd like to turn to Q3 guidance. As a result of the uncertainty in the industry, our visibility is limited. Based on the best information available to us at this time, we believe third quarter shipments and revenues will be in the range of $40 million to $55 million. Given the expected decrease in revenues, we expect margins to decrease accordingly as manufacturing costs will not decrease at the same rate as revenues. As a result, we expect margins to be in the mid 40% range. Excluding the $1.3 million of restructuring charges, we expect third quarter operating expenses to decline to approximately $19 to $20 million due to the previously mentioned restructuring actions and cost containment measures," concluded Konidaris.
    The effective tax rate used in the second quarter to calculate the tax provision was 17% compared to 29% in the prior quarter. This decrease results from the necessity to adjust on a quarterly basis the year-to-date effective tax rate to the company's best estimate of the annual effective tax rate which is now 25%.
    The company will hold a conference call today at 8:30 a.m. Eastern Time. The session will include a review of the financial results, operational performance, business outlook, and a question and answer period.
    The conference call can be accessed by calling 800-374-2470 (domestic participants) or 706-634-5108 (international participants). A live audio webcast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through December 30 at 800-642-1687 (domestic participants) or 706-645-9291 (international participants), with conference ID number 2897392. The audio replay will also be available on the ESI website.

    Forward-Looking Statements

    This press release includes forward-looking statements concerning the markets we serve, shipments and revenues, gross margins, operating expenses, customer relations, internal operations, cost containment and tax rates. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the relative strength and volatility of the electronics industry -- which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the ability of the company to respond promptly to customer requirements; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the ability of the company to achieve anticipated cost reductions and savings; the company's need to continue investing in research and development; and the company's ability to create and sustain intellectual property protection around its products.

    About ESI

    Electro Scientific Industries, Inc. (ESI) is a global supplier of manufacturing equipment to increase productivity for customers in the semiconductor, passive components and electronic equipment markets. As an innovator in the electronics industry, ESI has a legacy of technology firsts and customer recognition for product excellence. The advanced electronic devices you see and use around the world today -- cell phones, personal computers, digital cameras, PDAs, even automotive electronics -- contain components that were likely manufactured with ESI equipment. The company was founded in 1944 and is headquartered in Portland, Oregon. ESI's web site is http://www.esi.com.


                 Electro Scientific Industries, Inc.

                           FY 2005 Results
                (In thousands, except per share data)
                             (Unaudited)



Operating Results:                 Three Months     Six Months Ended
                                       Ended
                                -------------------------------------

                                Nov. 27, Nov. 29, Nov. 27,  Nov. 29,
                                  2004     2003     2004      2003
                                -------- -------- --------- ---------

Net sales                       $66,004  $45,753  $138,624  $ 66,629
Cost of sales                    33,178   30,090    68,912    46,126
                                 -------  -------  --------  --------
Gross profit                     32,826   15,663    69,712    20,503
Operating expenses:
    Selling, service and
     administrative              13,086   13,281    27,964    27,906
    Research, engineering and
     development                  7,746    5,416    14,306    11,164
    Patent infringement
     settlement and related
     legal fees                   2,240        -     2,240         -

                                -------- -------- --------- ---------
    Total operating expenses     23,072   18,697    44,510    39,070
                                 -------  -------  --------  --------
Operating income (loss)           9,754   (3,034)   25,202   (18,567)
Net interest income (expense)       (13)       8      (249)       83
Other expense                      (191)    (112)     (324)      (10)
                                 -------  -------  --------  --------

Income (loss) before income
 taxes                            9,550   (3,138)   24,629   (18,494)
Provision for (benefit from)
 income taxes                     1,604    1,737     6,037    (4,252)
                                 -------  -------  --------  --------

    Net income (loss)           $ 7,946  $(4,875) $ 18,592  $(14,242)
                                 =======  =======  ========  ========

Net income (loss) per share -
 basic                          $  0.28  $ (0.17) $   0.66  $  (0.51)
                                 =======  =======  ========  ========

Net income (loss) per share -
 diluted                        $  0.28  $ (0.17) $   0.64  $  (0.51)
                                 =======  =======  ========  ========



                 Electro Scientific Industries, Inc.

                     Analysis of FY 2005 Results
                       (Dollars in thousands)
                             (Unaudited)

                                    Three Months     Six Months Ended
                                         Ended
                                  ----------------- ------------------

                                  Nov. 27, Nov. 29, Nov. 27,  Nov. 29,
                                    2004     2003     2004      2003
                                  -------- -------- --------- --------
Sales detail:

    Semiconductor Group           $35,658  $28,137  $ 79,671  $33,873

    Electronic Interconnect Group  12,367    8,667    20,371   14,201

    Passive Components Group       17,979    8,949    38,582   18,555
                                   -------  -------  --------  -------

    Total                         $66,004  $45,753  $138,624  $66,629
                                   =======  =======  ========  =======





Gross margin %                         50%      34%       50%      31%

Selling, service and
 administrative expense %              20%      29%       20%      42%

Research, engineering and
 development expense %                 12%      12%       10%      17%

Operating income (loss) %              15%     (7%)       18%    (28%)

Effective tax rate %                   17%    (55%)       25%      23%

Average shares outstanding -
 basic                             28,443   27,931    28,329   27,885

Average shares outstanding -
 diluted                           28,541   27,931    32,315   27,885

End of period employees               630      592       630      592


                 Electro Scientific Industries, Inc.

                           FY 2005 Results
                       (Amounts in thousands)
                             (Unaudited)



Financial Position As Of:                 Nov. 27, August 28, May 29,
                                            2004     2004      2004
                                          -------- ---------- --------

Assets
Current assets:
    Cash and cash equivalents            $ 91,309 $   88,729 $ 80,358
    Marketable securities                 190,467    205,923  206,931
    Restricted securities                   3,296      3,194    6,251
                                          -------- ---------- --------
        Total cash and securities         285,072    297,846  293,540

    Trade receivables, net                 53,971     61,224   51,696
    Income tax refund receivable            8,896      7,411    7,466
    Inventories, net                       68,321     65,574   58,627
    Shipped systems pending acceptance      2,234      7,169    4,391
    Deferred income taxes                  12,548     17,336   16,096
    Assets held for sale                        -          -    2,391
    Prepaid and other current assets        5,055      7,410    3,348
                                          -------- ---------- --------
        Total current assets              436,097    463,970  437,555

Long-term marketable securities            53,021     39,386   39,214
Property and equipment, net                33,085     33,822   33,531
Deferred income taxes                      15,609     12,095   17,630
Other assets                               12,464      8,619    9,256
                                          -------- ---------- --------
        Total assets                     $550,276 $  557,892 $537,186
                                          ======== ========== ========

Liabilities and shareholders' equity
Current liabilities:
    Accounts payable                     $  8,326 $   14,620 $ 13,248
    Accrued liabilities                    36,662     39,918   42,381
    Deferred revenue                        9,375     17,187   11,985
                                          -------- ---------- --------
        Total current liabilities          54,363     71,725   67,614
Convertible subordinated notes            143,193    142,976  142,759
                                          -------- ---------- --------
        Total liabilities                 197,556    214,701  210,373

Shareholders' equity:
Preferred and common stock                153,290    152,153  147,054
Retained earnings                         199,954    192,008  181,362
Accumulated other comprehensive loss         (524)      (970)  (1,603)
                                          -------- ---------- --------
        Total shareholders' equity        352,720    343,191  326,813
                                          -------- ---------- --------
        Total liabilities and
         shareholders' equity            $550,276 $  557,892 $537,186
                                          ======== ========== ========


End of period shares outstanding           28,463     28,411   28,175
                                          ======== ========== ========

Total cash and investments               $338,093 $  337,232 $332,754
                                          ======== ========== ========



                 Electro Scientific Industries, Inc.

                           FY2005 Results
                       (Amounts in thousands)
                             (Unaudited)



Consolidated Statements of Cash Flows:              Six Months Ended
                                                   -------------------

                                                   Nov. 27,  Nov. 29,
                                                     2004      2003
                                                   -------- ----------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                               $ 18,592  $(14,242)
Adjustments to reconcile net income (loss) to cash
provided by (used in) operating activities:
   Depreciation and amortization                      4,593     4,607
   Provision for doubtful accounts                      200         -
   Loss on disposal of property and equipment           253         4
   Deferred income taxes                              5,617      (183)
   Tax benefit of stock options exercised               543       218
Changes in operating accounts:
   (Increase) decrease in trade receivables, net       (536)      440
   Increase in income tax receivable                 (1,430)  (22,140)
   Increase in inventories, net                     (13,523)   (5,051)
   (Increase) decrease in shipped systems pending
    acceptance                                        2,157    (2,956)
   (Increase) decrease in prepaid and other current
    assets                                           (1,617)      617
   Increase (decrease) in accounts payable and
    other current liabilities                       (11,914)   19,112
   Increase (decrease) in deferred revenue           (2,611)    6,655
                                                    --------  --------
Net cash provided by (used in) operating activities     324   (12,919)
                                                    --------  --------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment            (2,109)   (1,912)
Proceeds from sale of property and equipment             92         9
Proceeds from sale of assets held for sale            2,361         -
Change in investments, net                            6,141    13,176
(Increase) decrease in other assets                    (780)        9
                                                    --------  --------
Net cash provided by investing activities             5,705    11,282
                                                    --------  --------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock plans                             4,922     2,351
                                                    --------  --------
Net cash provided by financing activities             4,922     2,351
                                                    --------  --------

NET CHANGE IN CASH AND CASH EQUIVALENTS            $ 10,951  $    714

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD   $ 80,358  $ 31,017
                                                    --------  --------

CASH AND CASH EQUIVALENTS AT END OF PERIOD         $ 91,309  $ 31,731
                                                    ========  ========




    CONTACT: Electro Scientific Industries, Inc.
             Mike Dodson, 503-671-7028
              or
             Craig Stoehr, 503-671-7061